Exhibit 99.1

September 27, 2022

Re: Strategic Student & Senior Housing Trust, Inc. (“SSSHT”)

Second Quarter 2022

Letter to Stockholders

Dear Stockholder,

The SSSHT team is focused on working closely with our senior living operators and student housing manager to achieve our 2022 financials goals. Through June 30, 2022, here is summary of our Second Quarter (“2Q”) results:

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Senior Living occupancies: increased 270 basis points from 86% as of March 31, 2022 to 88.7% as of June 30, 2022.
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Student Living occupancies at YOUnion@Fayetteville: averaged 95% during 2Q and the community is 100% pre-leased for Academic Year 22-23.

Excluding operations of the Tallahassee student property that was sold during the first quarter of 2022, we achieved meaningful positive operating results comparing 2Q 2022 vs 2Q 2021:

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Property Revenues: increased approximately $1.1M
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Property Operating Expenses: increased approximately $0.6M

While we are encouraged with our 2Q and Year over Year results, a number of challenges and risk factors remain for the rest of 2022 including:

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The ability to continue to grow the senior living business organically (i.e. increase rents and care fees while controlling expenses) to combat inflationary pressures and improve operating margins.
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Retention of top talent. Competition is fierce for highly qualified senior living management staff and our third-party property managers are experiencing on-site and regional employee turnover that could negatively impact property operations and earnings momentum.
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Being prepared for COVID-19 community outbreaks as fall approaches.

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The ability to grow rents meaningfully at our YOUnion@Fayetteville student property for Academic Year 23-24.
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Carefully deploying our capital expenditures back into our senior communities that will both attract new and retain existing residents.

As a result of the sale of our Tallahassee student property in January 2022, we anticipate SSSHT will make a distribution related to tax year 2022 for a portion of the gain recognized upon such sale, in a combination of stock and cash. Further, we have seen marked improvement in the student housing investment property sector as evidenced by affiliates of Blackstone Group, Inc. acquiring the YOUnion Student Living portfolio, which included our Tallahassee property, and the $12.8B “go private” acquisition of American Campus Communities, Inc. We are evaluating potential strategies and capital markets solutions in an effort to enhance value for our stockholders.

Sincerely,

John Strockis CEO and President

Strategic Student & Senior Housing Trust, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 877.327.3485 | info@StrategicREIT.com